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                                                           UNITED STATES
                                                  SECURITIES AND EXCHANGE COMMISSION
                                                           Washington, D.C. 20549

                                                                FORM 15

                                CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                                12(g) OF THE SECURITIES  EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                                REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                                                           Commission File Number  333-109672
                                                                                                                   _________________

                                                              Hanson PLC
 ___________________________________________________________________________________________________________________________________

                                           (Exact name of registrant as specified in its charter)

                                                 1 Grosvenor Place, London SW1X 7JH, England
____________________________________________________________________________________________________________________________________

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                     American Depositary Shares, Ordinary shares of GBP0.10 each*
____________________________________________________________________________________________________________________________________

                                          (Title of each class of securities covered by this Form)

                                             5.15% Notes due 2013**, 6.125% Notes due 2016
____________________________________________________________________________________________________________________________________

                  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

*        Listed, not for trading, but only in connection with the registration of American Depositary Shares, pursuant to the requirements of the Securities and Exchange Commission.
**       Issued by Hanson Australia Funding Limited, an indirect wholly subsidiary of the Registrant, and guaranteed as to certain payments by the Registrant.

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)       |X|                        Rule 12h-3(b)(1)(i)       |X|
                  Rule 12g-4(a)(1)(ii)      |X|                        Rule 12h-3(b)(1)(ii)      |_|
                  Rule 12g-4(a)(2)(i)       |_|                        Rule 12h-3(b)(2)(i)       |_|
                  Rule 12g-4(a)(2)(ii)      |_|                        Rule 12h-3(b)(2)(ii)      |_|
                                                                       Rule 15d-6                |_|

Approximate number of holders of record as of the certification or notice date:                                    1
                                                                                                                  __________________

Pursuant to the requirements of the Securities  Exchange Act of 1934, Hanson PLC has caused this  certification/notice  to be signed on its behalf by the undersigned duly authorized person.

Date:         September 4, 2007                                    By:          /s/ Graham Dransfield
                                                                                Name: Graham Dransfield
                                                                                Title:   Legal Director
              ___________________________________________________             ______________________________________________________

Instruction:  This form is required  by Rules  12g-4,  12h-3 and 15d-6 of the General  Rules and  Regulations  under the  Securities
Exchange Act of 1934. The registrant  shall file with the Commission three copies of Form 15, one of which shall be manually signed.
It may be signed by an officer of the  registrant,  by counsel  or by any other duly  authorized  person.  The name and title of the person signing the form shall be typed or printed under the signature.

                         Persons who respond to the collection of information contained in this form are not required to respond unless the form
SEC2069 (12-04)          displays a currently valid OMB control number.